A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

13:
PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	162,487,985.46	92.665
Withheld	12,862,487.54	7.335
TOTAL	175,350,473.00	100.000
Albert R. Gamper, Jr.
Affirmative	163,539,022.33	93.264
Withheld	11,811,450.67	6.736
TOTAL	175,350,473.00	100.000
Abigail P. Johnson
Affirmative	164,262,770.90	93.677
Withheld	11,087,702.10	6.323
TOTAL	175,350,473.00	100.000
Arthur E. Johnson
Affirmative	164,575,211.52	93.855
Withheld	10,775,261.48	6.145
TOTAL	175,350,473.00	100.000
Michael E. Kenneally
Affirmative	165,409,375.58	94.331
Withheld	9,941,097.42	5.669
TOTAL	175,350,473.00	100.000
James H. Keyes
Affirmative	163,983,805.62	93.518
Withheld	11,366,667.38	6.482
TOTAL	175,350,473.00	100.000
Marie L. Knowles
Affirmative	164,010,458.32	93.533
Withheld	11,340,014.68	6.467
TOTAL	175,350,473.00	100.000
Kenneth L. Wolfe
Affirmative	163,068,307.02	92.996
Withheld	12,282,165.98	7.004
TOTAL	175,350,473.00	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	112,864,589.26	64.365
Against	31,554,524.02	17.995
Abstain	9,402,118.64	5.362
Broker Non-Votes	21,529,241.08	12.278
TOTAL	175,350,473.00	100.000

A Denotes trust-wide proposal and voting results.